As filed with the Securities and Exchange Commission on March 31, 2006

Registration No. _______________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

______________

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

________________

SINOFRESH HEALTHCARE, INC.

(Name of small business issuer in its charter)

FLORIDA (State or Other Jurisdiction of Incorporation or Organization)	65-1082270 (IRS Employer Identification Number)

516 Paul Morris Drive
Englewood, FL 34223
(941) 681-3100
(Address and telephone of principal executive offices and principal place of business)

Charles A. Fust
Chief Executive Officer
SinoFresh HealthCare, Inc.
516 Paul Morris Drive
Englewood, Florida 34223
(941) 681-3100
(Name, address and telephone number of agent for service)

Employee and Director Compensation
Settlement Agreement dated as of December 9, 2005
(Full title of the plan)

Copies of all communication to be sent to:
Alfred G. Smith
Shutts & Bowen, LLP
1500 Miami Center
201 South Biscayne Blvd
Miami, FL 33131
Telephone: (305) 379-9147
Facsimile: (305) 381-9982

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)	Proposed Maximum Offering Price per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee (2)
Common Stock, no par value	40,000	$0.25	$10,000	$1.07
Common Stock, no par value	910,000	$0.25	$227,500	$24.34
Total	950,000			$25.41

(1)
This registration statement covers 950,000 shares of common stock to be issued under an agreement for legal services and as compensation to certain employees, officers and directors. This registration statement covers an indeterminate number of additional shares of common stock which may be issued under these agreements as a result of stock splits, stock dividends or other similar transactions.

(2)
The registration fee for the shares to be issued under the agreements has been calculated pursuant to Rule 457(h) under the Securities Act of 1933 based upon the average of the bid and asked prices of the registrant's common stock as reported on the OTC Bulletin Board as of March 30, 2006.

PART II

Information Required in the Registration Statement

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission (File No. 0-49764) are incorporated in and made part of this registration statement by reference, except to the extent that any statement or information therein is modified, superseded or replaced by a statement or information contained in any other subsequently-filed document incorporated herein by reference:

(a)	the Company’s Audited Financial Statements filed on Form 10-KSB on March 31, 2005 for the fiscal year ended December 31, 2004;

(b)	the Company’s Quarterly Reports on Form 10-QSB for the quarters ended March 31, 2005, June 30, 2005, and September 30, 2005;

(c)	all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), since December 31, 2004;

(d)
the description of the common stock, no par value of the Company (the “Common Stock”) incorporated into the Registration Statement on Form 10SB 12G (as filed on April 29, 2002) under the heading “Description of Securities” on page 5, as amended by Amendment No. 1 to Registration Statement on Form 10-SB12G/A (as filed on July 26, 2002) under the heading “Description of Securities” on page 7, as amended by Amendment No. 2 to Registration Statement on Form 10-SB12G/A (as filed on September 03, 2002) under the heading “Description of Securities” on page 7, as amended by Amendment No. 3 to Registration Statement on Form 10-SB12G/A (as filed on September 17, 2002) under the heading “Description of Securities” on page 7.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the filing hereof and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing such documents.

For purposes of this registration statement, any document or any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a subsequently filed document or statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such document or such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable

Item 6. Indemnification of Directors and Officers.

We have authority under Section 607.0850 of the Florida Business Corporation Act to indemnify our directors and officers to the extent provided in that statute. Our Articles of Incorporation, require the company to indemnify each of our directors and officers against liabilities imposed upon them (including reasonable amounts paid in settlement) and expenses incurred by them in connection with any claim made against them or any action, suit or proceeding to which they may be a party by reason of their being or having been a director or officer of the company. We maintain officer’s and director’s liability insurance coverage with limits of liability of $4,000,000 in excess of the first $1,000,000 limit of liability. There can be no assurance that such insurance will be available in the future, or that if available, it will be available on terms that are acceptable to the us. Furthermore, there can be no assurance that the insurance coverage provided will be sufficient to cover the amount of any judgment awarded against an officer or director (either individually or in the aggregate). Consequently, if such judgment exceeds the coverage under the policy, the we may be forced to pay such difference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion or the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Number	Description
5.1	Opinion of Shutts & Bowen LLP(1)
10.1	Settlement Agreement dated as of December 9, 2005 with Otto Law Group and David Otto(2)
23.1	Consent of Moore Stephens Lovelace, P.A.(1)
23.2	Consent of Shutts & Bowen LLP (included in Exhibit 5.1)
(1) Filed herewith

(2) Incorporated by reference from the Company’s Form 8-K filed on December 20, 2005.

Item 9. Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933 (the “Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Englewood, State of Florida, on March 31, 2006.

SINOFRESH HEALTHCARE, INC.

Date: March 31, 2006	By:	/s/ Charles A. Fust

Chief Executive Officer and Chairman

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SINOFRESH HEALTHCARE, INC.

Date: March 31, 2006	By:	/s/ Charles A. Fust

Chairman of the Board and Chief Executive Officer

SINOFRESH HEALTHCARE, INC.

Date: March 31, 2006	By:	/s/ Scott M. Klein

Chief Financial Officer and Secretary

SINOFRESH HEALTHCARE, INC.

Date: March 31, 2006	By:	/s/ P. Robert DuPont

Director

SINOFRESH HEALTHCARE, INC.

Date: March 31, 2006	By:	/s/ Stacey Maloney-Fust

Senior Vice President; Assistant Secretary; Director